Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 15, 2005, except for Note 1, Reclassifications, as to which the date is September 18, 2007, accompanying the financial statements of Digital Infrared Imaging, Inc. contained in the Registration Statement on Form S-1 (Registration No. 333-145135) including the Prospectus filed by ICx Technologies, Inc. pursuant to Rule 424(b), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Orlando, Florida
November 8, 2007